Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S3 Nos. (333-226372, 333-194394, 333-193053, 333-205806, 333-257910, and 333-281062) and Form S8 Nos. (333-233459, 333-220630, 333-199852, 333-203244, and 333-281624) of CytoSorbents Corporation of our report dated March 31, 2025 (which includes an explanatory paragraph relating to the CytoSorbents Corporation ability to continue as a going concern), relating to the consolidated financial statements as of and for the years ended December 31, 2024 and 2023, which appear in this Form 10-K.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

March 31, 2025